As filed with the Securities and Exchange Commission on June 16, 2026

Registration No. 333-292084

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM F-3

REGISTRATION STATEMENT NO. 333-292084

UNDER THE SECURITIES ACT OF 1933

Nova Minerals Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of registrant’s name into English)

Australia	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Suite 5, 242 Hawthorn Road,

Caulfield, Victoria 3161

Australia
+61 3 9537 1238

(Address and telephone number of registrant’s principal executive offices)

Alaska Range Resources, LLC

Christopher Gerteisen

1150 S Colony Way, Suite 3

Palmer, AK 99645

(907) 707-6564

(Name, address and telephone number of agent for service)

Copies to:

Ned Prusse

Perkins Coie LLP

1900 Sixteenth Street, Suite 1400

Denver, Colorado 80129

(303) 291-2300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined in light of market conditions.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form F-3 (Registration No. 333-292084) filed by Nova Minerals Limited (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) on December 11, 2025 and as declared effective by the Commission on December 17, 2025 (the “Registration Statement”), registering American Depositary Shares representing the Registrant’s ordinary shares, various series of debt securities, warrants, and rights to purchase any of such securities, either individually or in units, in one or more offerings, with a total value of up to $200,000,000, at prices and on terms to be determined at or prior to the time of such offering or offerings, as described therein.

On June 16, 2026, the redomiciliation (“Redomiciliation”) of the Registrant was implemented under Australian law in accordance with the Scheme Implementation Deed, as amended and restated on March 30, 2026, between the Registrant and Nova Minerals Corp, a Nevada corporation (the “Company”). The Redomiciliation was effected pursuant to a statutory Scheme of Arrangement (the “Scheme”) under Australian law approved by the Supreme Court of New South Wales on June 2, 2026. Upon completion of the Scheme, the securities of the Registrant were exchanged for shares of the Company’s common stock and the Company’s warrants in reliance on the exemption from registration provided by Section 3(a)(10) under the Securities Act of 1933, as amended. As a result of the Scheme and the Redomiciliation, the Registrant became a wholly-owned subsidiary of the Company and the Company became the successor issuer to the Registrant pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended.

As a result of the Scheme and the Redomicilation, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant, by filing this Post-Effective Amendment No. 1, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that were registered but which remain unsold at the termination of the offering.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Palmer, Alaska, on June 16, 2026.

NOVA MINERALS LIMITED

By:	/s/ Christopher Gerteisen
Name:	Christopher Gerteisen
Title:	Chief Executive Officer and Executive Director

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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